Farmer Mac Subsidiary to Redeem
Outstanding Preferred Stock

WASHINGTON, February 27, 2015 — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) and its subsidiary, Farmer Mac II LLC, announced today that Farmer Mac II LLC intends to redeem all 250,000 outstanding shares of its non-cumulative perpetual preferred stock (the “Farmer Mac II Preferred Stock”) for a redemption price of $1,000 per share (the par value) on March 30, 2015, which is the initial redemption date for those securities. The redemption of the Farmer Mac II Preferred Stock will trigger on the same day the redemption of all $250 million of the outstanding related trust securities, called Farm Asset-Linked Capital Securities, or “FALConS,” which represent undivided beneficial ownership interests in the 250,000 shares of the Farmer Mac II Preferred Stock. Farmer Mac currently holds $6 million of the outstanding FALConS, which were purchased in the open market during the second quarter of last year. The record date for the redemption of the Farmer Mac II Preferred Stock and the FALConS will be March 16, 2015. Farmer Mac II LLC has also announced the quarterly dividend of $22.1875 to be paid on each share of Farmer Mac II Preferred Stock on March 30, 2015 in connection with the redemption.

Farmer Mac implemented a capital structure initiative last year designed to enhance its Tier 1 capital position. Under this initiative, during the first half of 2014 Farmer Mac issued $150 million in aggregate in two series of non-cumulative preferred stock that both qualify as Tier 1 capital and have a current after-tax dividend expenditure of approximately $9.7 million annually. Farmer Mac intends to use the proceeds of these preferred stock offerings and cash on hand to cause Farmer Mac II LLC to redeem all of the outstanding shares of Farmer Mac II Preferred Stock, which does not qualify as Tier 1 capital and has had an after-tax dividend expenditure of approximately $14.1 million annually.

Farmer Mac’s President and Chief Executive Officer Tim Buzby stated, “We are pleased to announce our notice of intent to have all $250 million of the outstanding FALConS redeemed on March 30, which will complete our capital restructuring plan. Annual total savings of after-tax preferred dividend expenditures will be approximately $4.4 million, providing significant value to our common stockholders.”

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

About Farmer Mac II LLC
Farmer Mac II LLC is a Delaware limited liability company, in which Farmer Mac owns all of the common equity, that operates Farmer Mac’s USDA Guarantees line of business of purchasing and holding USDA-guaranteed portions of loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations as to Farmer Mac’s future financial results, business prospects, and business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

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the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

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the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac’s agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2013 (filed with the SEC on March 13, 2014), Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed with the SEC on May 12, 2014), Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (filed with the SEC on August 11, 2014), and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, (filed with the SEC on November 10, 2014). In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

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